UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 14, 2008 (November 7, 2008)
CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
21211 Nordhoff Street, Chatsworth, California 91311
(Address of principal executive offices)
(818) 734-5300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Leigh L. Estus
     On November 7, 2008, Leigh L. Estus resigned from his position as Senior Vice President of Operations of Capstone Turbine Corporation (the “Company”) in order to pursue other opportunities. The resignation of Mr. Estus will be effective as of December 1, 2008.
Appointment of Mark G. Gilbreth
     Effective as of November 10, 2008, Mark G. Gilbreth, 36, assumed the responsibilities of Executive Vice President of Operations and Chief Technology Officer. Mr. Gilbreth joined the Company in August 1995 and has held positions in Engineering, Program Management and Customer Service. He served as Vice President of Engineering Technologies from February 2005 until April 2006. Mr. Gilbreth served as Executive Vice President and Chief Operating Officer from April 2006 until February 2007. During that time, he held the position of Interim President and Chief Executive Officer from July 2006 until December 2006. Mr. Gilbreth has served as Executive Vice President and Chief Technology Officer since February 2007. Mr. Gilbreth received his Bachelor degree in Computer Science from San Diego State University.
     Mr. Gilbreth will receive an increase in annual salary from $247,400 to $275,000. In addition, he will receive, pursuant to the Company’s 2000 Equity Incentive Plan, a ten-year stock option grant to purchase 150,000 shares of the common stock of the Company at a purchase price of the fair market value of the Company’s common stock at the close of market on November 7, 2008 with 25% vesting on the first anniversary date and the rest becoming vested pro rata each month over the next 36 months and a restricted stock grant of 25,000 restricted stock units subject to four-year annual vesting of 25%.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
Date: November 14, 2008	By:	/s/ Edward I. Reich
Edward I. Reich
Executive Vice President and Chief Financial Officer

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